Former PepsiCo Vice Chairman Abelardo E. Bru
Elected to Kimberly-Clark’s Board of Directors

DALLAS, June 17, 2005 – Kimberly-Clark Corporation (NYSE: KMB) today announced that Abelardo E. Bru, former vice chairman of PepsiCo and chairman and chief executive officer of Frito-Lay, has been elected to its board of directors, effective September 1, 2005.

    Mr. Bru, 56, retired from PepsiCo and Frito-Lay in February 2005. He joined the company in 1976 and held a number of senior international management positions during his career, including president and general manager of PepsiCo’s Sabritas snack unit in Mexico.

    “We are delighted to have Al join our board of directors,” said Linda Johnson Rice, chairman of the Nominating and Corporate Governance Committee of the Kimberly-Clark board of directors and president and chief executive officer of Johnson Publishing Company.

    Thomas J. Falk, chairman and chief executive officer of Kimberly-Clark, said: “Al’s leadership experience in consumer products and international markets, along with his marketing, sales and operations expertise, will be invaluable as we continue to implement our global growth strategies.”

    Mr. Bru holds a bachelor of science degree in mechanical engineering from City College of New York. He serves as a director of Office Depot, Inc. and the Education is Freedom Foundation.

About Kimberly-Clark

        Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries. Every day, 1.3 billion people—nearly a quarter of the world’s population—trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 share position in more than 80 countries. To keep up with the latest K-C news and to learn more about the company’s 133-year history of innovation visit: www.kimberly-clark.com.

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